Exhibit 99.1

Bobby Tesney, Director, Appointed Interim President and Chief Executive Officer of Cavalier Homes, Inc.

ADDISON, Ala.--(BUSINESS WIRE)--Cavalier Homes, Inc. (AMEX:CAV) (the "Company"), today announced that Bobby Tesney, a current director of the Company, has been appointed interim President and Chief Executive Officer, succeeding David Roberson, who voluntarily resigned as President, Chief Executive Officer and Director of the Company effective as of August 15, 2008. Barry Mixon, a Division President of the Company at the time of his retirement on December 31, 2007, has agreed to return to the Company as Executive Vice President. The Company anticipates that Mixon will participate in various operational aspects of the Company and its affiliates and will report directly to Tesney.

The Company's Board of Directors will engage in a search for a permanent President and Chief Executive Officer and, as part of such search, will identify and evaluate President and Chief Executive Officer candidates from within and outside the Company.

"The Company has persevered in the face of difficult industry conditions over the past ten years," said Tesney. "The Board is confident that my interim leadership as President and Chief Executive Officer, combined with Barry's history with the Company and in the industry, will help move the Company forward."

The Company's Chairman of the Board, Barry B. Donnell, said, "I'm highly confident in Bobby Tesney's ability to enhance the performance of our Company as we begin our search for a permanent President and Chief Executive Officer. The Board is looking forward to working with both Bobby and Barry Mixon to move the Company forward during a challenging time for the manufactured housing industry.

"The Board decided, based on a variety of factors, that it was time the Company took a new direction," Donnell continued. "We believe that a fresh perspective, along with the addition of another seasoned veteran of the industry, will reinvigorate the Company going forward."

Mixon said, "I am excited to be returning to a Company I love and to have the opportunity to contribute to the Company's future success as we work through this transition period. I am looking forward to working with Bobby Tesney and the Board as we address the challenges facing the Company and the industry."

"David Roberson has meant a lot to this Company over the years," added Donnell, "and the Board of Directors wants to extend its sincere thanks for his many years of dedicated service to the Company, its stockholders and its customers. We hold David in the highest regard and wish him success in his future endeavors."

Tesney has served as a director since 2003. He also served as Chairman of the Audit Committee until his appointment as interim President and Chief Executive Officer. Tesney served as President and Chief Executive Officer of WinsLoew Furniture, Inc. from October 1994 until January 2002. After Tesney's retirement from WinsLoew Furniture, Inc., he served as Vice Chairman and Director of Brown Jordan International, Inc., the successor to WinsLoew Furniture, until October 2006.

Mixon retired from the Company on December 31, 2007, following 24 years with the Company in various capacities, including his position as a Division President at retirement. In addition to his tenure at the Company, Mixon has 13 years of experience in the manufactured housing industry.

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, the financial impact of the contract with MEMA (Mississippi Emergency Management Agency), acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2007, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended June 28, 2008, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

CONTACT:
Cavalier Homes, Inc.
Mike Murphy, 256-747-9800